NEUBERGER BERMAN MANAGEMENT INC.
                             SUB-ADVISORY AGREEMENT
                                   SCHEDULE A

      The Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

      Neuberger Berman Century Fund
      Neuberger Berman Focus Fund
      Neuberger Berman Genesis Fund
      Neuberger Berman Guardian Fund
      Neuberger Berman International Fund
      Neuberger Berman Manhattan Fund
      Neuberger Berman Millennium Fund
      Neuberger Berman Partners Fund
      Neuberger Berman Regency Fund
      Neuberger Berman Socially Responsive Fund
      Neuberger Berman Technology Fund

            Dated: December 16, 2000